Exhibit 99.2

Amedisys, Inc.

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements

(In thousands)

	Full Year
	2006	2005	2004	2003
Net income	$38,255	$30,102	$20,504	$8,407

Add:
Provision for Income Taxes	23,642	18,638	12,855	5,220

Interest expense, net	3,710	1,468	(40)	1,202

Depreciation and amortization	10,106	6,973	4,126	3,072

Earnings before interest, taxes, depreciation, and amortization ("EBITDA")[1]	$75,713	$57,181	$37,445	$17,901

	Three Months ended				Full Year
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	2005
Net income	$7,110	$7,930	$7,760	$7,302	$30,102

Add:
Provision for Income Taxes	4,623	5,156	5,045	3,814	18,638

Interest expense, net	(236)	(377)	1,297	784	1,468

Depreciation and amortization	1,332	1,530	2,122	1,989	6,973

EBITDA[1]	$12,829	$14,239	$16,224	$13,889	$57,181

	Three Months ended				Full Year
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	2006
Net income	$7,284	$9,053	$10,559	$11,359	$38,255

Add:
Provision for Income Taxes	4,618	5,739	6,695	6,590	23,642

Interest expense, net	918	902	664	1,226	3,710

Depreciation and amortization	2,373	2,477	2,487	2,769	10,106

EBITDA[1]	$15,193	$18,171	$20,405	$21,944	$75,713

1 Earnings before interest, taxes, depreciation, and amortization ("EBITDA") is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure that the Company believes provides relevant and useful information. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP measure in the same manner.

Amedisys, Inc.

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements

(In thousands)

Net debt / LTM EBITDA

December 31, 2006
Total Debt and capital lease obligations	$5,337

Less:
Cash and cash equivalents	84,221

Net debt	$(78,884)

1Q 2006 EBITDA	$15,193
2Q 2006 EBITDA	18,171
3Q 2006 EBITDA	20,405
4Q 2006 EBITDA	21,944

Last Twelve Months EBITDA	$75,713

Net debt / LTM EBITDA	N/A